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Exhibit 99.1



                              PRESS RELEASE

FOR IMMEDIATE RELEASE - July 17, 2002 (4:00 p.m. Central Time)

CAPITAL BANCORP, INC.
1820 WEST END AVENUE
NASHVILLE, TENNESSEE 37203

Contact: Sally P. Kimble, Senior Vice President and Chief Financial Officer


                  CAPITAL BANCORP, INC., NASHVILLE, TENNESSEE,
                     ANNOUNCES SECOND QUARTER 2002 EARNINGS

Capital Bancorp, Inc., Nashville, Tennessee (OTC Bulletin Board: CPBB; www.capitalbk.com) today issued the following statement related to its earnings and financial highlights for the quarter ended June 30, 2002, on a consolidated basis with its wholly-owned subsidiary, Capital Bank & Trust Company. (All numbers are unaudited and subject to customary adjustment.) These results included:

Net income for the second quarter of 2002 was $378,000 or $0.24 basic earning per common share, up from $0.15 basic earnings per common share for the same period in 2001. Year-to-date after tax earnings were $665,000 or $0.42 basic earning per common share, up from $371,000 or $0.24 basic earnings per common share over year to date 2001 numbers. The Company attributes the earnings increase primarily to increased non-interest income from deposit accounts and aggressive management of the bank's net interest margin.

Total assets increased $16,834,000, or 8.73% from $192,846,000 at March 31, 2002, to $209,680,000 at June 30, 2002. Loans, net of allowance for possible loan losses and unearned interest and fees, increased $12,007,000, or approximately 8.18%, during the second quarter of 2002, ending the period at $158,851,000. Total deposits increased $16,463,000, or 10.55%, ending the period at $172,557,000.

Chairman R. Rick Hart stated that he was "very pleased with the results and extremely proud of the hard work of the Bank's Staff." He noted that the "Bank's results are all the more encouraging in light of the continued soft economy and the volatility of the market. It seems that we are continuing our momentum from late 2001. We believe that our continued efforts to put the customer first have shown great results, and that our "not bigger just better" philosophy is working well."

The Bank's stock price closed at $14.42 on July 16, 2002, according to market reports. The stock price had been as low as $12.75 during the first quarter of 2002.

Important Notice:
----------------

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results


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expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms believes, belief, expects, intends, anticipates or plans to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission. The following important factors affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: Changes in interest rates, further declines or upward trends in the local, regional, state and national economies, as well as the effects of future government fiscal and monetary policies, and the Bank's ability to attract stable low-cost deposits and to make quality and profitable loans, among other things, are all factors that can have a material impact on the Company's ability to achieve favorable results. To these must be added other risks previously and hereafter identified from time to time in the Company's reports to the Securities and Exchange Commission and in public announcements. In addition, all numbers are unaudited and quarterly results are subject to adjustment in the ordinary course. The Company undertakes no obligation to correct or update this information.

Capital Bancorp, Inc. is a registered bank holding company headquartered in Nashville, Tennessee. It offers extensive and service-intensive financial products and services through its direct and indirect subsidiaries. Its principal subsidiary is Capital Bank & Trust Company, which operates six full-service banking offices in Davidson and Sumner Counties, in Tennessee, including West End, Downtown, Green Hills, Goodlettsville, Hendersonville, and Hermitage. For additional information about the Company and the Bank, please visit the Bank's website at www.capitalbk.com.

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